UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 19, 2009

CYCLON CAPITAL CORP.

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(Exact name of registrant as specified in its charter)

Delaware	333-11714	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)

410 Park Avenue, 15th Floor

New York, NY 10022

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(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (212) 231-8406

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 5 Corporate Governance

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a)

On February 19, 2009, the Board of Directors appointed Helen S. Siwak as a member of the Board

b)

On February 19, 2009, Mark Horrelt resigned his position as Chief Executive Officer of the Company and as a director of the Company.  There were no disagreements between Mr. Horrelt and the Company relating to the Company’s operations, policies or practices.  The Company has provided Mr. Horrelt with a copy of the disclosures it is making in response to this Item 5.02 no later than the day of filing with the Commission.  The Company has provided Mr. Horrelt with the opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02.  The Company will file any such letter with the Commission as an exhibit by amendment to this Report on Form 8-K within two business days after receipt by the Company.

c)

On February 19, 2009, the Board of Directors appointed Helen S. Siwak as Chief Executive Officer.  Following is a brief description of Ms. Siwak’s recent business experience.

Helen Siwak has over twenty years management experience, with a principal emphasis on the entertainment industry.  Ms. Siwak was the founder and President of Realia Music Ltd., an early innovator in the area of the digital licensing and delivery of music for use in film and television synchronization licensing, and was principally responsible for the development of Realia's leading-edge delivery software.  Prior to her work with Realia, Ms. Siwak worked for a number of years in film, television and music where she was involved in virtually all areas of production and management.  Ms. Siwak's corporate work includes having worked with a leading Canadian law firm in the areas of corporate finance and licensing law.  Ms. Siwak presently resides in Athens, Greece.

There are no family relationships between Ms. Siwak and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Ms. Siwak had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2009

CYCLON CAPITAL CORPORATION

By: Helen Siwak, CEO